Exhibit 23.02
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1999 Stock Incentive Plan of Move, Inc. of our report dated March 1, 2007, with respect to the consolidated financial statements and schedules of Move, Inc., Move, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Move, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
March 1, 2007

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